Exhibit 99.1

WALLSTREETREPORTER®
INTERVIEW	www.wallstreetreporter.com

AMEX ISO	ISCO International, Inc. (ISCO) is a wireless systems solutions company driven by customer focus and technical innovation. We are a pacesetting provider of sub-systems and components for all wireless technology platforms. Our solutions enable seamless integration of technologies, and condition and enhance the RF2 link to enable the ultimate end-user wireless experience.
John Thode President and Chief Executive Officer	www.iscointl.com Phone: 847-391-9400 John Thode, President and Chief Executive Officer, spoke with Wall Street Reporter Magazine on September 22, 2005.

“Opportunities that perhaps the big guys might not want to be diverted toward or are too slow to be able to adapt to it, but where a company such as ISCO can be very, very successful in addressing those needs very quickly and able to deliver a solution that is optimized for that particular customer’s need.”
WSR: ISCO’s year-to-date revenue performance was particularly strong; could you take us through the numbers and explain what the drivers were?

ISO: In mid-August we announced that we had almost tripled revenue of full-year 2004, up over 7 million year-to-date. We have made some additional improvements since then, which we believe is great progress. Also, from our cash flow position, we are nearly breaking even, which is a considerable improvement over past year’s results where the company had routinely burned through four or five million in capital. Probably most noteworthy is the expansion of our product portfolios: both the RF2 product portfolio has had significant expansion in terms of the infrastructure that it interfaces with as well as a full PCS portfolio that we have introduced. In addition, we have expanded our ANF product line, our differentiated interference detection, management and elimination solution. So we have made a lot of progress year-to-date versus previous performance, but there is always work to do.

WSR: Give us a better insight into the company’s core product offering and describe some of the newer products in the pipeline.

ISO: I’ll just take a step back and say that we really view our business as being in the specialty RF solutions market in the after-market segment. From that perspective, we are able to bring a lot of our core competencies to bear, developing customer-centric solutions in a lot of different flavors and variants. We have brand names for our two biggest portfolios. One is called RF2 and the other is our ANF product family, but in addition to that we do a number of subsystem and component solutions that fall under these banners. So, think of our product portfolio as some combination of very high sensitivity receivers, very high performance filters and duplexers, combined together in a very tightly integrated solution that optimizes the cost-performance benefit for a particular operator’s need. At a high level, that is the best way to characterize the business we are in and the kinds of products we have.

WSR: To give investors a better understanding of the opportunity here, what is the projected or estimated size of the addressable market?

ISO: The after-market space is a unique one and we segment it into two pieces. Generally, if you look at the after-market segment today, the business is consolidating. There are a couple of big guys like Andrew, Powerwave, RFS, and a number of people that have been acquired along the way, REMEC and Allgon and a number of others. Consequently, that means that there are certain components that are becoming more standardized and commoditized and it is difficult to drive reasonable margins for the business. But it also means that there are opportunities, particularly in the environment where we see a lot of consolidation of operators and technologies. We see these new entities attempting to consolidate assets into a single cell site and on to a single antenna. There are a lot of opportunities to provide specialty products that allow and enable this to happen in a more effective manner. Opportunities that perhaps the big guys might not want to be diverted toward or are too slow to be able to adapt to it, but where a company such as ISCO can be very, very successful in addressing those needs very quickly in a nimble and adaptable fashion and be able to deliver a solution that is optimized for that particular customer’s need. So, from an addressable market size we clearly see considerable growth opportunities in this space, and as I’ve said in previous conference calls, I think this can easily be a space that’s maybe a $200-million, $300-million type addressable market. I think we can do fairly well at getting to be a fairly large-sized company in that space, but equally so we have announced other products that would allow us to differentiate and move in a different direction in terms of applying some of our technologies to even larger addressable market sizes.

WSR: Tell us about some of these new products that you mentioned.

ISO: ISCO has been in business for a number of years and has developed a lot of system competency and a large intellectual property portfolio. We took some of those things and really tried to apply them in an after-market space on hardware platforms. We think there are ways of taking some of that technology, given the advances in the processing technologies and DSP technologies, and apply some of them in a very different way and really expand into other market segments. Fundamentally, the opportunity in wireless is huge today. Due to the advent of the introduction of all of the different kinds of delivery access vehicles and RF systems being deployed today, things like WiFi and WiMAX and digital video broadcasting there are lots of different systems that are trying to be deployed in ways that inherently are interference-prone. Our product portfolio, particularly applications of some of the technologies we have in our

WALLSTREETREPORTER	CEO	INTERVIEW	ISCO INTERNATIONAL, INC.	AMEX/ISO

adaptive notch filter are particularly suited toward helping alleviate interference and enable cost-effective deployment and new features in some of these systems.

WSR: In terms of leveraging the company’s technology, how do partnerships and alliances fit into the business model?

ISO: For a number of years we have done an extremely good job at developing, leveraging and excelling in this area. A number of years ago we completely outsourced our manufacturing. In terms of our distribution channel, we have used a number of partners. We do have direct sales force in the U.S., but we use a number of indirect sales partners. As I said, we had a goal of expanding opportunity in Latin America, particularly in Mexico and Brazil as well as opportunity to expand in China, and we will make some announcements in this area before the end of the year. Similarly, in terms of our engineering capabilities, we have excellent relationships with universities and with other partner companies. We really excel in this area — we have the flexibility to get solutions to the market very quickly and to be ultra competitive in this space of specialty solutions for cellular operators, and other operators, trying to fix unique problems brought about by the consolidation of the industry and technologies.

WSR: Introduce us to your management team.

ISO: There are five people in the core management team. I’ve spent a number of years at Motorola in almost every business they had. My core competency and the thing I did well was starting up new businesses and taking them from relatively small revenue to large businesses in a relatively short amount of time. I was recruited to ISCO and I thought that the assets here were ideal to be able to make some significant progress in a fairly short amount of time. Our CTO is Amr Abdelmonem. He has been with the company a number of years. Amr was the previous CEO and he has very effectively transitioned into the CTO job and he is a great asset for this company. He has a Ph.D. and has done a great job organizing the engineering team and really getting some operational focus of the entire organization. Frank Cesario is our CFO. Frank is a very talented young guy. His experience level is way beyond his years, particularly in the public company segment, and his insight, strategy and operational skills make him a very valuable member of the team. Sanjay Huprikar and Ted Myers are two of our sales people who are great and have a lot of experience with long histories in the business and have worked at many big and small companies including Ameritech and Motorola. We recently added Greg Zaremba who has had a very long portfolio of successes. Greg originally started as an engineer at Motorola and he was one of the founders of WFII along the way. Greg is a very talented individual with great industry contacts, a knack for sniffing out opportunities and really bringing those to the table to the point where we can go execute on them. So, we are very happy with the team. As we expand and begin to look to invest in detailed development in the new strategy that we’ve announced, we’ll bring some other key people on board. We are in the process right now of taking a very close look at who can augment the team. We have the luxury of being a little bit prudent and having a little bit more flexibility to really bring in some significantly talented people given the progress we’ve made in the last six to seven months.

WSR: In relation to the progress and the traction the company has achieved over the last several months, what major strategic objectives have you laid out now through the next two years?

ISO: I think for a micro cap stock it is difficult, particularly with the industry we are in, to spend too much time attempting to give too much guidance, because I don’t think it’s fair to the shareholder for us to do that in a lot of detail. If I felt confident there was more certainty and less uncertainty in a situation, I would be the first to go into more detail. But I have said and I will continue to say, I think it’s within reasonable expectation of the shareholder to assume that our goals are clearly for sequential improvement. I think we have had a great year with sequential improvement quarter-to-quarter. I think we’ve had a pretty good year to date and we are looking to continue to improve that as the year goes on. When we execute our new strategy, down the road at some point in time, we hope to be a multi hundred million dollar company and we are putting things in place to get there now.

WSR: Just following up on that point, the company also announced a stock ownership policy to clearly show that the interests of officers and shareholders were aligned, and maybe you could tell us about this.

ISO: I am a very customer-centric CEO and manager and I believe, when I say customer, you have to address all your constituencies. I think you have to address not only the customers the way we typically know them, the operators, but the constituency of our shareholders, our board as well as our employees. We were getting a lot of feedback, specifically from shareholders that they wanted to see some demonstration that the management team as well as the board was committed to the company and believed in what they were doing. We felt that it was very important to have a tangible demonstration of that and moved very quickly, once that issue surfaced in terms of putting a plan into place. As soon as I was able to sort through some of the regulatory issues as well as some of the logistical issues personally, I purchased 85,000 shares on the open market. On a slightly different note, our actions and progress for the year haven’t necessarily been recognized by the market. We feel their full effect hasn’t been fully reflected in our stock valuation and in the movement of the valuation over the last seven months. We certainly feel we are doing all of the right kind of things and while we have got a lot more work to do, we are going to take some credit for the progress we have made year-to-date.

WSR: In terms of international markets, does the company have any particular plans to expand operations overseas?

ISO: We do, and we have added a couple of resources that are working on it. We will announce a couple of partnerships shortly, definitely before the end of the year with some details about what we are doing there. But, we are specifically looking to expand into Mexico proper, as well as into Brazil and other opportunistic geographical segments. Clearly, we will not spend a lot of money developing a large direct sales force. We are going to bring our competencies in terms of developing partnerships and leveraging those partnerships to bear, we will expand in China, and we will announce something there in the very near future as well. But things have been in the works for a number of months already and in fact in some cases are finalized. We are just putting the final touches on other things and we will make some announcements. But absolutely, and again I want to emphasize, I think there are some low-hanging fruits internationally and we want to go after that low-hanging fruit in a very, very cost-effective fashion and we definitely are not going to significantly expand our operations cost in order to do that. We are attempting to leverage on the upside here using the same cost basis that we have maintained for most of the year.

WSR: In closing, perhaps you could give our listeners and potential investors a few key reasons as to why ISCO represents a good long-term investment?

ISO: To summarize, it is just simply demonstrated results year-to-date; our significant improvement year-to-date is already three-times over all of last year, and one can assume some sequential improvement through the rest of the year. We have money in a bank, we have a strategy, and we are moving in a much more differentiated direction. Our cost base is as low as it has ever been, and our competency to bring partnerships to bear, to maximize our market impact is as good as it has ever been. Bottom line — very little of it has been reflected in the overall valuation of the stock price, that additionally is very liquid with a lot of visibility and available market information. So, we are very bullish. All of the directors and management are behind it. We have a very large experience base and the team is locked and loaded and has a little money in the bank. We are off and running. I think it is always easy to make promises; it is a lot more difficult to deliver on them. I think we are starting to build a pretty good recent history of results over the last seven to eight months that people can begin to point to and see that these were not just promises, but they were actually commitments that have been met.

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